NEWS RELEASE For Immediate Release Release Date: January 3, 2011

Associated Estates Announces Transition of General Counsel

Cleveland, Ohio – January 3, 2011 – Associated Estates Realty Corporation (NYSE, NASDAQ: AEC) announced today that Bradley A. Van Auken has been elected Vice President, General Counsel and Secretary, effective January 1, 2011.  Mr. Van Auken joined Associated Estates on November 1, 2010 and has been working closely with Martin A. Fishman and the management team in preparation for the transition.  Mr. Van Auken has over 25 years experience in transactional law specializing in the real estate and securities field including positions with Lexford Residential Trust and Equity Residential.  Mr. Van Auken, a native Clevelander, received both his Bachelor’s Degree and Law Degree from the University of Notre Dame.

Mr. Fishman who joined the organization in 1986 has, effective January 1, 2011, transitioned from the position of Vice President, General Counsel and Secretary to a new role as senior advisor to the Company. “Marty has played an important role in everything we’ve done over the last 25 years,” said Jeffrey I. Friedman, President and CEO.  “Marty’s experience, diligence and wise counsel have been a large part of our longevity and success,” Friedman added.

Associated Estates is a real estate investment trust (“REIT”) and is a member of the Russell 2000 and the MSCI US REIT Index.  The Company is headquartered in Richmond Heights, Ohio. Associated Estates’ portfolio consists of 52 properties containing 13,662 units located in eight states.  For more information about the Company, please visit its website at www.AssociatedEstates.com.

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For more information, please contact:

Jeremy Goldberg

(216) 797-8715